UNITED STATES                            OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION
F O R M  4                                            OMB Number:   3235-0287
                     Washington, D.C. 20549           Expires:September 30, 2003
                                                      Estimated average burden
[]Check this box if no longer                         hours per response.....0.5
  subject to Section 16. Form 4 or
  Form 5 obligation may continue.
  See Instruction 1(b).
                        Filed pursuant to Section 16(a)
                    of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or
              section 30(f) of the Investment Company Act of 1940
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
|1.Name and Address of Reporting Person |2.Issuer Name and Ticker or Trading Symbol|6.Relationship of Reporting Person(s) to Issuer|
|                                       |                                          |                                               |
|  BARON             RONALD             |        Vail Resorts Inc.                 |   _____ Director            _X__ 10% Owner    |
|---------------------------------------|------------------------------------------|                                               |
|  (Last)            (First)        (MI)|3.IRS or Social Security|4. Statement for |   _____ Officer(give        ____ Other(specify|
|                                       |  Number of Reporting   |   MM/DD/Year    |                 title below)           below) |
|                                       |  Person (Voluntary)    |                 |           ___________________________         |
|  767 Fifth Avenue                     |                        |  April 30, 2003 |                                               |
|---------------------------------------|                        |-----------------|-----------------------------------------------|
|             (Street)                  |                        |5. If Amendment, |7.Individual or Joint/Group Filing             |
|                                       |                        |   Date of Orignl|                                               |
|                                       |                        |   (Month/Year)  |  _X Form filed by One Reporting Person        |
|  New York        New York     10153   |                        |                 |  __ Form filed by > than One Reporting Person |
|---------------------------------------|------------------------------------------------------------------------------------------|
|  (City)          (State)      (Zip)   |                                                                                          |
|                                       |      TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                   |2.Trans- |3.Trans- |4.Securities Acquired (A)       |5.Amount of   |6.Owner-  |7.Nature of|
|                                       |  action |  action |  or Disposed of (D)            |  Securities  |  ship    |  Indirect |
|                                       |  Date   |  Code   |                                |  Beneficially|  Form:   |  Beneficial
|                                       |         |         |                                |  Owned at    |  Direct  |  Owners-  |
|                                       | (Month/ |------------------------------------------|  End of Month|  (D) or  |  ship     |
|                                       |  Day/   |     |   |              |(A) or |         |              |  Indirect|           |
|                                       |  Year)  | Code| V |   Amount     |(D)    |  Price  |              |  (I)     |           |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                       |         |     |   |              |       |         |              |          |           |
| Common Stock                          | 04-30-03|  S  |   |     2,567    |   D   | 11.9400 |    5,705     |   D      |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       |         |     |   |              |       |         |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       |         |     |   |              |       |         |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                                                                                                                  |
|----------------------------------------------------------------------------------------------------------------------------------|
 Reminder: Report o a separate line for each class of securities beneficially owned directly or indirectly.
 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued)      TABLE II - Derivatives Securities Acquired, Disposed of,
                                   or Beneficially Owned (e.g. puts, calls,
                                   warrants, options, convertible securities)
--------------------------------------------------------------------------------

|1.Title of  |2.Conver-|3.Trans |4.Trans-|5.Number of Deriv- |6.Date Exer-   |7.Title & Amt of|8.Price|9.Number|10.Owner-|11.Nature|
|  Derivative|  sion or|  Date  |  action|  ative Securities |  cisable and  |  Underlying    |  of   |  of    |   ship  |   of    |
|  Security  |  Excer- |        |  Code  |  Acquired (A) or  |  Expiration   |  Securities    |  Deriv|  deriv |   Form  |   Indir |
|            |  cise   | (Month/|        |  Disposed(D)      |  Date         |                |  ative|  ative |   of Der|   Bene- |
|            |  Price  |  Day/  |        |                   |  (Month/Day/  |                |  Secur|  Secur |   vative|   ficial|
|            |  of Deri|  Year) |        |                   |               |                |  ity  |  ities |   Secur |   Owner-|
|            |  vative |        |        |                   |---------------|----------------|       |  Bene  |   ity:  |   ship  |
|            |  Secur  |        |        |                   |Date  |Expira  |      |Amount or|       |  ficial|   Direct|         |
|            |  ity    |        |--------|-------------------|Exer  |tion    | Title|Number of|       |  ly    |   (D) or|         |
|            |         |        |    |   |         |         |cis   |Date    |      |Shares   |       |  Owned |   Indir |         |
|            |         |        |    |   |         |         |able  |        |      |         |       |  at End|   ect   |         |
|            |         |        |Code| V |   (A)   |   (D)   |      |        |      |         |       |  of Mo.|   (I)   |         |
|----------------------------------------------------------------------------------------------------------------------------------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
------------------------------------------------------------------------------------------------------------------------------------
 Explanation of Responses:



                             /s/ Ronald Baron                May 2, 2003
                             -------------------------------- ------------------
                             **Signature of Reporting Person  Date

**Intentional  misstatements or omissions of facts  constitute  Federal Criminal
  Violations.